UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 11, 2006
SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)
7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
(703) 273-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On January 11, 2006, Sunrise Senior Living, Inc. (the “Company”) called for the redemption of all of its approximately $120 million aggregate principal amount of outstanding 5.25% Convertible Subordinated Notes due February 1, 2009 (the “Notes”). The Notes were issued and the redemption will be effected pursuant to the terms of the Indenture (the “Indenture”), dated as of January 30, 2002, between the Company and Wachovia Bank (the “Trustee”). The Company also instructed the Trustee to mail to all registered holders of the Notes notice that all of the outstanding Notes will be redeemed on February 5, 2006 (the “Redemption Date”). The Notes will be redeemed at a redemption price equal to 101.75% of the outstanding principal amount of the Notes (approximately $122 million in the aggregate, assuming no further conversions of the Notes) plus accrued and unpaid interest up to, but not including the Redemption Date.
     Pursuant to the Indenture, the Notes called for redemption may be converted at the election of the holders into shares of the Company’s common stock at any time prior to the close of business on February 3, 2006. The Notes are convertible into shares of the Company’s common stock at a conversion price of $17.92 per share. The Company intends to fund the redemption of any Notes which are not converted through its existing cash balances or corporate credit facility.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC. (Registrant)
Date: January 17, 2006	By:	/s/ Bradley B. Rush
Bradley B. Rush
Chief Financial Officer